Registration Statement No. 333-217200

Filed Pursuant to Rule 433

Subject to Completion, dated January 4, 2019

Pricing Supplement to the Prospectus dated April 27, 2017, the Prospectus Supplement dated September 23, 2018 and the Product Supplement dated May 1, 2017

US$●

Senior Medium-Term Notes, Series E

Bullish Enhanced Return Notes due February 7, 2020

Linked to the Ameriprise Investment Research Group 2019 Conviction List

•	The notes are designed for investors who seek a 200% leveraged positive return based on any appreciation in the value of an equally weighted basket (the “Basket”) consisting of the equity securities (each a “Basket Component”) of 10 publicly traded companies. These companies are the companies in the Ameriprise Investment Research Group (“IRG”) 2019 Conviction List, which were identified by Ameriprise Financial Services, Inc. (“Ameriprise Financial”) as listed on page P-3 below. Investors should be willing to accept a payment at maturity that is capped at the Maximum Redemption Amount (as defined below), be willing to forgo periodic interest, and be willing to lose 1% of their principal amount for each 1% that the value of the Basket decreases from its value on the pricing date.
•	Investors in the notes may lose up to 100% of their principal amount at maturity.
•	The Maximum Redemption Amount will be $1,200 for each $1,000 in principal amount (a 20% return).
•	Any payment at maturity is subject to the credit risk of Bank of Montreal.
•	The notes do not bear interest. The notes will not be listed on any securities exchange.
•	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.
•	The offering is expected to price on or about January 28, 2019, and the notes are expected to settle through the facilities of The Depository Trust Company on or about January 31, 2019.
•	The notes are scheduled to mature on or about February 7, 2020.
•	The CUSIP number of the notes is 06367WGL1.
•	Our subsidiary, BMO Capital Markets Corp. (“BMOCM”), is the agent for this offering. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

Investing in the notes involves risks, including those described in the “Selected Risk Considerations” section beginning on page P-4 of this pricing supplement, the “Additional Risk Factors Relating to the Notes” section beginning on page PS-5 of the product supplement, and the “Risk Factors” section beginning on page S-1 of the prospectus supplement and on page 8 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this pricing supplement, the product supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

On the date of this preliminary pricing supplement, the estimated initial value of the notes is $972.60 per $1,000 in principal amount. The estimated initial value of the notes on the pricing date may differ from this value but will not be less than $955 per $1,000 in principal amount. However, as discussed in more detail in this pricing supplement, the actual value of the notes at any time will reflect many factors and cannot be predicted with accuracy.

	Price to Public(1)	Agent’s Commission(1)	Proceeds to Bank of Montreal

Per Note	US$1,000	US$16.60	US$983.40

Total	US$●	US$●	US$●

(1)	$16.60 in principal amount per note will be received by Ameriprise Financial for its services acting as distributor of the notes.

BMO CAPITAL MARKETS

Key Terms of the Notes

Underlying Asset:	An equally weighted basket consisting of the equity securities of 10 publicly traded companies. The 10 Basket Components, their respective Weighting Percentages and their Initial Basket Component Levels are indicated in the table below.

Selection of the Basket:	The Basket Companies are the companies in the Ameriprise IRG 2019 Conviction List, which were identified by Ameriprise Financial Services, Inc. (“Ameriprise Financial”). Ameriprise Financial’s senior equity analysts identified the Basket Companies as the ten U.S. equity securities that they believe have a relatively high likelihood of outperforming the S&P 500® Total Return Index over the next 12 months. See the section below, “The Basket Stocks.”

Payment at Maturity:

If the Percentage Change multiplied by the Upside Leverage Factor is greater than or equal to the Maximum Return, the payment at maturity for each $1,000 in principal amount of the notes will equal the Maximum Redemption Amount.

If the Percentage Change multiplied by the Upside Leverage Factor is zero, or is positive, but is less than the Maximum Return, then the amount that the investors will receive at maturity will equal:

Principal Amount + [Principal Amount × (Percentage Change x Upside Leverage Factor)]

If the Percentage Change is negative, the amount that the investors will receive at maturity will equal:

Principal Amount + [Principal Amount × Percentage Change]

Upside Leverage Factor:	200%

Maximum Return:	20%

Maximum Redemption Amount:	The payment at maturity will not exceed the Maximum Redemption Amount of $1,200 per $1,000 in principal amount of the notes.

Initial Level:	Set to 100 on the pricing date.

Final Level:	Initial Level x (1 + Percentage Change)

Percentage Change:	The sum of the Weighted Percentage Change for each Basket Component.

Weighted Percentage Change:	With respect to each Basket Component, the product of (a) its Weighting Percentage and (b) its Component Change.

Component Change:	With respect to each Basket Component: Final Basket Component Level – Initial Basket Component Level Initial Basket Component Level

Initial Basket Component Level:	With respect to each Basket Component, its closing price on the pricing date. The Initial Basket Component Level of each Basket Component is subject to adjustment as described in the section “General Terms of the Notes—Anti-dilution Adjustments” of the product supplement.

Final Basket Component Level:	With respect to each Basket Component, its closing price on the Valuation Date.

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The Basket:	Basket Components	Bloomberg Tickers	Weighting Percentage	Initial Basket Component Levels
	American Tower Corporation	AMT	1/10th	$[●]
	Cisco Systems, Inc.	CSCO	1/10th	$[●]
	EOG Resources, Inc.	EOG	1/10th	$[●]
	Hasbro, Inc.	HAS	1/10th	$[●]
	Humana Inc.	HUM	1/10th	$[●]
	JPMorgan Chase & Co.	JPM	1/10th	$[●]
	Medtronic, PLC	MDT	1/10th	$[●]
	NVIDIA Corporation	NVDA	1/10th	$[●]
	Constellation Brands, Inc.	STZ	1/10th	$[●]
	Wabtec Corporation	WAB	1/10th	$[●]

Pricing Date:	On or about January 28, 2019.

Settlement Date:	On or about January 31, 2019, as determined on the pricing date.

Valuation Date:	On or about February 4, 2020, as determined on the pricing date.

Maturity Date:	On or about February 7, 2020, as determined on the pricing date.

Automatic Redemption:	Not applicable

Calculation Agent:	BMOCM

Selling Agent:	BMOCM

The pricing date and the settlement date are subject to change. The actual pricing date, settlement date, Valuation Date and Maturity Date will be set forth in the final pricing supplement.

We may use this pricing supplement in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless our agent or we inform you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

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Payoff Example

The following table shows the hypothetical payout profile of an investment in the notes, reflecting the Upside Leverage Factor of 200% and the Maximum Redemption Amount of $1,200. Please see the hypothetical examples below for more detailed examples.

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Additional Terms of the Notes

You should read this pricing supplement together with the product supplement dated May 1, 2017, the prospectus supplement dated September 23, 2018 and the prospectus dated April 27, 2017. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Relating to the Notes” in the product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement dated May 1, 2017: https://www.sec.gov/Archives/edgar/data/927971/000121465917002869/c427173424b5.htm

•	Prospectus supplement dated September 23, 2018: https://www.sec.gov/Archives/edgar/data/927971/000119312518280416/d624491d424b5.htm

•	Prospectus dated April 27, 2017: https://www.sec.gov/Archives/edgar/data/927971/000119312517142728/d254784d424b2.htm

References in the above product supplement to the prospectus supplement will be deemed to be references to the prospectus supplement dated September 23, 2018.

Our Central Index Key, or CIK, on the SEC website is 927971. As used in this pricing supplement, “we,” “us” or “our” refers to Bank of Montreal.

We have filed a registration statement (including a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents free of charge by visiting the SEC’s website at http://www.sec.gov. Alternatively, we will arrange to send to you the prospectus (as supplemented by the prospectus supplement and product supplement) if you request it by calling our agent toll-free at 1-877-369-5412.

P-5

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket or the Basket Components. These risks are explained in more detail in the “Additional Risk Factors Relating to the Notes” section of the product supplement.

•	Your investment in the notes may result in a loss. — You may lose some or all of your investment in the notes. There is no minimum percentage of your principal that you are entitled to receive under the terms of the notes. The payment at maturity will be based on the Percentage Change of the Basket, and whether the Percentage Change on the Valuation Date is negative. If the Percentage Change is negative, you will lose 1% of the principal amount of your notes for each 1% that the Percentage Change is less than 0%. Accordingly, you could lose up to 100% of the principal amount of the notes.

•	Your return on the notes is limited to the Maximum Redemption Amount, regardless of any appreciation in the level of the Underlying Asset. — You will not receive a payment at maturity with a value greater than the Maximum Redemption Amount per $1,000 in principal amount of the notes. This will be the case even if the Percentage Change multiplied by the Upside Leverage Factor exceeds the Maximum Return.

•	Any increase in the price of one or more Basket Components may be offset by decreases in the price of one or more other Basket Components. — The price of one or more Basket Components may increase while the price of one or more other Basket Components decreases. Therefore, in determining the value of the Basket at any time, increases in the price of one Basket Component may be moderated, or wholly offset, by decreases in the price of one or more other Basket Components.

•	Your investment is subject to the credit risk of Bank of Montreal. — Our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay the amount due at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

•	Potential conflicts. — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We or one or more of our affiliates may also engage in trading securities included in the Basket on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers. Any of these activities could adversely affect the value of the Basket and, therefore, the market value of the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Basket or one or more of the Basket Components. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

•	Our initial estimated value of the notes will be lower than the price to public. — Our initial estimated value of the notes is only an estimate, and is based on a number of factors. The price to public of the notes will exceed our initial estimated value, because costs associated with offering, structuring and hedging the notes are included in the price to public, but are not included in the estimated value. These costs include the underwriting discount and selling concessions, the profits that we and our affiliates expect to realize for assuming the risks in hedging our obligations under the notes and the estimated cost of hedging these obligations. The initial estimated value may be as low as the amount indicated on the cover page of this pricing supplement.

•	Our initial estimated value does not represent any future value of the notes, and may also differ from the estimated value of any other party. — Our initial estimated value of the notes as of the date of this preliminary pricing supplement is, and our estimated value as determined on the pricing date will be, derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility of the Underlying Asset, dividend rates and interest rates. Different pricing models and assumptions could provide values for the notes that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the pricing date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the pricing date, the value of the notes could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth in this pricing supplement and the product supplement. These changes are likely to impact the price, if any, at which we or BMOCM would be willing to purchase the notes from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which we or our affiliates would be willing to buy your notes in any secondary market at any time.

•	The terms of the notes are not determined by reference to the credit spreads for our conventional fixed-rate debt. — To determine the terms of the notes, we will use an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the notes are less favorable to you than if we had used a higher funding rate.

P-6

•	Certain costs are likely to adversely affect the value of the notes. — Absent any changes in market conditions, any secondary market prices of the notes will likely be lower than the price to public. This is because any secondary market prices will likely take into account our then-current market credit spreads, and because any secondary market prices are likely to exclude all or a portion of the agent’s commission and the hedging profits and estimated hedging costs that are included in the price to public of the notes and that may be reflected on your account statements. In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs. As a result, the price, if any, at which BMOCM or any other party may be willing to purchase the notes from you in secondary market transactions, if at all, will likely be lower than the price to public. Any sale that you make prior to the maturity date could result in a substantial loss to you.

•	Owning the notes is not the same as owning the Basket Components. — The return on your notes will not reflect the return you would realize if you actually owned the Basket Components and held that investment for a similar period. Your notes may trade quite differently from the Basket Components. Changes in the prices of the Basket Components may not result in comparable changes in the market value of your notes. Even if the prices of the Basket Components increase during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent. It is also possible for the market value of the notes to decrease while the prices of the Basket Components increase. In addition, any dividends or other distributions paid on the Basket Components will not be reflected in the amount payable on the notes.

•	You will not have any rights to the Basket Components. — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Basket Components would have.

•	Lack of liquidity. — The notes will not be listed on any securities exchange. BMOCM may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade the notes is likely to depend on the price, if any, at which BMOCM is willing to buy the notes.

•	Many economic and market factors will influence the value of the notes. — In addition to the prices of the Basket Components and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, and which are described in more detail in the product supplement.

•	The inclusion of the Basket Components in Ameriprise Financial’s Ameriprise IRG 2019 Conviction List does not guarantee a positive return on the notes. — In selecting the Basket Components, Ameriprise Financial’s analysts attempted to identify companies that have a relatively high likelihood of outperforming the S&P 500® Total Return Index over the next 12 months. However, there can be no assurance that any Basket Component, or the IRG 2019 Conviction List in its entirety, will perform as intended. The list of stocks on the IRG 2019 Conviction List is not dynamic; if the analysts’ opinion of a Basket Component changes after the list is constituted, that change will not cause the deletion or addition of Basket Components to the list. The performance of the Basket Components may be less than the performance of the equities markets generally, and less than the performance of specific sectors of the equity markets, or other securities in which you may choose to invest. Although Ameriprise Financial has expressed a positive view as to the Basket Components prior to the date of this pricing supplement, its views may change significantly during the term of the notes. In addition, any positive views of Ameriprise Financial’s IRG is separate and apart from the offering of these notes, and does not constitute investment advice. Our offering of the notes does not constitute our recommendation or the recommendation of ours, Ameriprise Financial, or our respective affiliates to invest in the notes or in the Basket Components.

•	You must rely on your own evaluation of the merits of an investment linked to the Basket. — You must rely on your own evaluation of the merits of an investment linked to the Basket Components. In the ordinary course of their business, BMOCM, Ameriprise Financial and our respective affiliates may express views on expected movements in any Basket Component, and may do so in the future. These views or reports may be communicated to our clients, Ameriprise Financial’s clients, and clients of our respective affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to any Basket Component may at any time have significantly different views from those of ours, of Ameriprise Financial, or of our respective affiliates. For these reasons, you are encouraged to derive information concerning the Basket Components from multiple sources, and you should not rely solely on views expressed by us, Ameriprise Financial, or our respective affiliates.

P-7

Neither the offering of the notes nor any views which our affiliates (or Ameriprise Financial or its affiliates) from time to time may express in the ordinary course of their businesses constitutes a recommendation as to the merits of an investment in the notes.

•	Our trading and other transactions relating to the Basket Components, futures, options or other derivative products may adversely affect the market value of the notes. — We or our affiliates may hedge our obligations under the notes by purchasing or selling the Basket Components, futures or options relating to the Basket Components, or other derivative instruments with returns linked or related to changes in the performance of the Basket Components. We may adjust these hedges by, among other things, purchasing or selling those assets at any time. Although they are not expected to do so, any of these hedging activities may adversely affect the prices of the Basket Components, and therefore, the market value of the notes, and the amount payable at maturity. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities, even though the market value of the notes decreases.

We, Ameriprise Financial, or one or more of our respective affiliates may also engage in trading relating to the Basket Components on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers, including block trades. Any of these activities could adversely affect the prices of the Basket Components and, therefore, the market value of the notes. We, Ameriprise Financial, or one or more of our respective affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Basket Components. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.]

•	Our business activities and the business activities of our affiliates may create conflicts of interest. As noted above, we, Ameriprise Financial, or one or more of our respective affiliates expect to engage in trading activities related to the Basket Components that are not for the account of holders of the notes or on their behalf. These trading activities may present a conflict between the holders' interests in the notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the prices of the Basket Components, could be adverse to the interests of the holders of the notes. We, Ameriprise Financial, or one or more of our respective affiliates may, at present or in the future, engage in business with the issuers of the Basket Components, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates' obligations and your interests as a holder of the notes. Moreover, we, Ameriprise Financial and our respective affiliates have published, and in the future expect to publish, research reports and other materials with respect to most or even all of the Basket Components. Our views are modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Even if our affiliates or Ameriprise Financial express a negative opinion about one or more of the Basket Components, or if market conditions change, the composition of the Basket will not change during the term of the notes (except under the limited circumstances described below). Any of these activities by us or one or more of our affiliates may affect the prices of the Basket Components and, therefore, the market value of the notes.

•	Significant aspects of the tax treatment of the notes are uncertain. — The tax treatment of the notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement.

The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the notes even though that holder will not receive any payments with respect to the notes until maturity and whether all or part of the gain a holder may recognize upon sale or maturity of an instrument such as the notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the section entitled “U.S. Federal Tax Information” in this pricing supplement, the section entitled “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations” in the accompanying product supplement, the section entitled “United States Federal Income Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

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Hypothetical Return on the Notes at Maturity

The following table and examples illustrate the hypothetical return at maturity on a $1,000 investment in the notes. The “return,” as used in this section is the number, expressed as a percentage, which results from comparing the payment at maturity per $1,000 in principal amount of the notes to $1,000. The hypothetical total returns set forth below are based on the Initial Level of 100, the Upside Leverage Factor of 200%, and the Maximum Redemption Amount of $1,200.00. The hypothetical returns set forth below are for illustrative purposes only and may not be the actual returns applicable to investors in the notes. The numbers appearing in the following table and in the examples below have been rounded for ease of analysis.

Hypothetical Final Level	Hypothetical Percentage Change	Hypothetical Payment at Maturity	Hypothetical Return on the Notes
150.00	50.00%	$1,200.00	20.00%
130.00	30.00%	$1,200.00	20.00%
120.00	20.00%	$1,200.00	20.00%
115.00	15.00%	$1,200.00	20.00%
110.00	10.00%	$1,200.00	20.00%
105.00	5.00%	$1,100.00	10.00%
102.00	2.00%	$1,040.00	4.00%
100.00	0.00%	$1,000.00	0.00%
95.00	-5.00%	$950.00	-5.00%
90.00	-10.00%	$900.00	-10.00%
80.00	-20.00%	$800.00	-20.00%
70.00	-30.00%	$700.00	-30.00%
60.00	-40.00%	$600.00	-40.00%
50.00	-50.00%	$500.00	-50.00%
0.00	-100.00%	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the returns set forth in the table above are calculated.

Example 1: The value of the Basket decreases from the Initial Level of 100.00 to a hypothetical Final Level of 80.00, representing a Percentage Change of -20%. Because the Percentage Change is negative, and the hypothetical Final Level of 80.00 is less than the Initial Level, the investor receives a payment at maturity of $800 per $1,000 in principal amount of the notes, calculated as follows:

$1,000 + [$1,000 x -20%] = $800

Example 2: The value of the Basket increases from the Initial Level of 100.00 to a hypothetical Final Level of $105.00, representing a Percentage Change of 5%. Because the Percentage Change is positive and the Percentage Change multiplied by the Upside Leverage Factor does not exceed the Maximum Return, the investor receives a payment at maturity of $1,100 per $1,000 in principal amount of the notes, calculated as follows:

$1,000 + [$1,000 x (5% x 200%)] = $1,100.00

Example 3: The value of the Basket increases from the Initial Level of 100.00 to a hypothetical Final Level of $125.00, representing a Percentage Change of 25%. Because the Percentage Change is positive and when multiplied by the Upside Leverage Factor, exceeds the Maximum Return, the investor receives a payment at maturity of $1,200.00 per $1,000 in principal amount of the notes, the Maximum Redemption Amount.

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U.S. Federal Tax Information

By purchasing the notes, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat each note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product supplement under “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations,” which applies to the notes, except that the following disclosure supplements, and to the extent inconsistent supersedes, the discussion in the product supplement. The discussions below and in the accompanying product supplement do not address the tax consequences applicable to holders subject to Section 451(b) of the Code.

Under current Internal Revenue Service guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, will not apply to notes that are issued as of the date of this pricing supplement unless such notes are “delta-one” instruments. Based on our determination that the notes are not delta-one instruments, non-U.S. holders should not generally be subject to withholding on dividend equivalent payments, if any, under the notes.

The accompanying product supplement notes that FATCA withholding on payments of gross proceeds from a sale or redemption of the notes will only apply to payments made after December 31, 2018. That discussion is modified to reflect regulations proposed by the U.S. Treasury Department in December 2018 indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds of the disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the notes.

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Supplemental Plan of Distribution (Conflicts of Interest)

BMOCM will purchase the notes from us at a purchase price reflecting the commission set forth on the cover page of this pricing supplement. BMOCM has informed us that, as part of its distribution of the notes, it will reoffer the notes to other dealers who will sell them. Each such dealer, or each additional dealer engaged by a dealer to whom BMOCM reoffers the notes, will receive a commission from BMOCM which will not exceed the commission set forth on the cover page. This commission includes a selling concession of up to 1.60% of the principal amount that we or one of our affiliates will pay to one or more dealers in connection with the distribution of the notes.

Certain dealers who purchase the notes for sale to certain fee-based advisory accounts may forego some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the notes in these accounts may be less than 100% of the principal amount, as set forth on the cover page of this document. Investors that hold their notes in these accounts may be charged fees by the investment advisor or manager of that account based on the amount of assets held in those accounts, including the notes.

We expect that delivery of the notes will be made against payment for the notes on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

We own, directly or indirectly, all of the outstanding equity securities of BMOCM, the agent for this offering. In accordance with FINRA Rule 5121, BMOCM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

We reserve the right to withdraw, cancel or modify the offering of the notes and to reject orders in whole or in part. You may cancel any order for the notes prior to its acceptance.

You should not construe the offering of the notes as a recommendation of the merits of acquiring an investment linked to the Underlying Asset, or as to the suitability of an investment in the notes.

BMOCM may, but is not obligated to, make a market in the notes. BMOCM will determine any secondary market prices that it is prepared to offer in its sole discretion.

We may use the final pricing supplement relating to the notes in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use that pricing supplement in market-making transactions in any notes after their initial sale. Unless BMOCM or we inform you otherwise in the confirmation of sale, that pricing supplement is being used by BMOCM in a market-making transaction.

For a period of approximately three months following issuance of the notes, the price, if any, at which we or our affiliates would be willing to buy the notes from investors, and the value that BMOCM may also publish for the notes through one or more financial information vendors and which could be indicated for the notes on any brokerage account statements, will reflect a temporary upward adjustment from our estimated value of the notes that would otherwise be determined at that time. This temporary upward adjustment represents a portion of (a) the hedging profit that we or our affiliates expect to realize over the term of the notes and (b) the underwriting discount and selling concessions paid in connection with this offering. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month period.

No Prospectus (as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”)) will be prepared in connection with the notes. Accordingly, the notes may not be offered to the public in any member state of the European Economic Area (the “EEA”), and any purchaser of the notes who subsequently sells any of the notes in any EEA member state must do so only in accordance with the requirements of the Prospectus Directive, as implemented in that member state.

The notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the EEA. For these purposes, the expression “offer" includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (b) a customer, within the meaning of Insurance Distribution Directive 2016/97/EU, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in the Prospectus Directive. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared, and therefore, offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

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Additional Information Relating to the Estimated Initial Value of the Notes

Our estimated initial value of the notes on the date of this preliminary pricing supplement, and that will be set forth on the cover page of the final pricing supplement relating to the notes, equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the notes, valued using our internal funding rate for structured notes; and

•	one or more derivative transactions relating to the economic terms of the notes.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions are derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the notes on the pricing date will be determined based on market conditions at that time.

The Basket Components

The Ameriprise IRG 2019 Conviction List

Ameriprise Financial’s senior equity analysts identified the Basket Companies as the ten U.S. equity securities that they believe have a relatively high likelihood of outperforming the S&P 500® Total Return Index over the next 12 months. Ameriprise Financial compiled this list in December 2018.

The composition of the Basket and the identity of the Basket Components were selected by Ameriprise’s IRG. Neither we nor our affiliates take any responsibility for the selection of the Basket and the identity of the Basket Components or otherwise endorses such stocks and none of such entities (or Ameriprise Financial) makes any representation as to the performance of any Basket Component or the Basket.

There are a number of risks that will affect each of the Basket Components, including industry specific risks, risks relating to major competitors or new product expectations, unforeseen developments with respect to the management, financial condition or accounting policies or practices of the company, and external factors that could affect the U.S. economy, interest rates, the U.S. dollar or particular segments of the economy. Any of these changes may have an adverse effect on the company, the performance of its stock, investor confidence in the stock and the company’s business prospects. Please see “Selected Risk Considerations—The inclusion of the Basket Components in Ameriprise Financial’s IRG 2019 Conviction List does not guarantee a positive return on the notes.” in this pricing supplement.

The information in this section has been provided by Ameriprise Financial. Companies with securities registered under the Exchange Act, are required to file financial and other information specified by the SEC periodically. Information provided to or filed with the SEC by the issuer of each Basket Component under the Exchange Act can be located through the SEC’s website at http://www.sec.gov. Information on that website is not included or incorporated by reference in this document.

This pricing supplement relates only to the notes offered hereby and does not relate to any Basket Components or other securities of any issuer of each Basket Component. We derived all disclosures in this pricing supplement regarding the issuers of each Basket Component from publicly available documents described in the preceding paragraph. In connection with the offering of the notes, neither we nor any of our affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the issuer of any Basket Component. Neither we nor any of our affiliates has made any independent investigation as to whether such publicly available documents or any other publicly available information regarding the issuer of any Basket Component is current, accurate or complete. None of such documents shall be deemed to be incorporated by reference into this pricing supplement.

Neither we nor our affiliates takes any responsibility for the selection of the Basket and the identity of the Basket Components or otherwise endorses those stocks, and none of those companies makes any representation as to the future performance of any Basket Component or the Basket.

We encourage you to review recent prices of the Basket Components before making an investment decision as to the notes.

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American Tower Corporation

American Tower Corporation is a real estate investment trust that owns, operates, and develops wireless communications and broadcast towers in the United States. The company leases antennae sites on multi-tenant towers for a diverse range of wireless communications industries, including personal communications services, paging, and cellular. Its common stock is traded on the New York Stock Exchange (the “NYSE”) under the symbol “AMT.”

Cisco Systems, Inc.

Cisco Systems, Inc. designs, manufactures, and sells Internet Protocol (IP)-based networking and other products related to the communications and information technology (IT) industry, and provides services associated with these products and their use. The company provides products for transporting data, voice, and video within buildings, across campuses, and globally. Its common stock is traded on the Nasdaq Global Select Market (the “Nasdaq”) under the symbol “CSCO.”

EOG Resources, Inc.

EOG Resources, Inc. explores, develops, produces, and markets natural gas and crude oil. The company operates in major producing basins in the United States, Canada, Trinidad, the United Kingdom North Sea, China, and from time to time select other international areas. Its common stock is traded on the NYSE under the symbol “EOG.”

Hasbro, Inc.

Hasbro, Inc. designs, manufactures, and markets toys, games, interactive software, puzzles, and infant products internationally. The company's products include a variety of games, including traditional board, card, hand-held electronic, trading card, role-playing, and DVD games, as well as electronic learning aids and puzzles. Its common stock is traded on the Nasdaq under the symbol “HAS.”

Humana Inc.

Humana Inc. is a managed health care company with medical members located in the United States and Puerto Rico. The company offers coordinated health care through health maintenance organizations, preferred provider organizations, point-of-service plans, and administrative services products. The company offers its products to employer groups, government-sponsored plans, and individuals. Its common stock is traded on the NYSE under the symbol “HUM.”

JPMorgan Chase & Co.

JPMorgan Chase & Co. provides global financial services and retail banking. The company provides services such as investment banking, treasury and securities services, asset management, private banking, card member services, commercial banking, and home finance. The company serves business enterprises, institutions, and individuals. Its common stock is traded on the NYSE under the symbol “JPM.”

Medtronic, PLC

Medtronic, PLC develops therapeutic and diagnostic medical products. The company's principal products include those for bradycardia pacing, tachyarrhythmia management, atrial fibrillation management, heart failure management, heart valve replacement, malignant and non-malignant pain, and movement disorders. Medtronic's products are sold worldwide. Its common stock is traded on the NYSE under the symbol “MDT.”

NVIDIA Corporation

NVIDIA Corporation designs, develops, and markets three dimensional (3D) graphics processors and related software. The company offers products that provide interactive 3D graphics to the mainstream personal computer market. Its common stock is traded on the Nasdaq under the symbol “NVDA.”

Constellation Brands, Inc.

Constellation Brands, Inc. produces and markets alcoholic beverages in North America, Europe, and Australia, and New Zealand. The company has a portfolio of brands across the wine, imported beer, and distilled spirits categories. The company conducts its business through wholly owned subsidiaries as well as through a variety of joint ventures with various other entities. Its common stock is traded on the NYSE under the symbol “STZ.”

Wabtec Corporation

Wabtec Corporation, doing business as Westinghouse Air Brake Technologies Corporation, provides technology products and services for the rail industry. The company manufactures a range of products for locomotives, freight cars, and passenger transit vehicles. Westinghouse Air Brake Technologies also builds new locomotives and provides aftermarket services. Its common stock is traded on the NYSE under the symbol “WAB.”

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